Exhibit 3.3

RULES OF PROCEDURE

FOR THE MANAGEMENT BOARD

of

Biofrontera AG

dated September 29, 2017

Rules of Procedure for the Management Board

of

Biofrontera AG

as adopted in the Supervisory Board resolution dated February 22, 2011

1	General

1.1	The Management Board members comprise the Management Board. By way of resolution, the Supervisory Board can appoint one of them the chairman and one of them the deputy chairman.

1.2	The Management Board is solely responsible for managing the company. It is bound by the company's interests and increasing long-term corporate value. It develops the enterprise's strategy, coordinates it with the Supervisory Board and ensures its implementation.

1.3	The members of the Management Board conduct the company's business in compliance with the laws, the articles of association, these rules of procedure, the rules of procedure of the Supervisory Board, the recommendations and suggestions of the German Corporate Governance Code, pursuant to the company's Declaration of Compliance, and their employment contracts. It cooperates with the other executive bodies of the company on the basis of mutual trust.

2	Delegation of business

2.1	The Management Board members conduct the company's business together. The Management Board members are obliged to keep each other informed of all important business matters - even if they are not under their direct responsibility - and to be aware of incoming and outgoing correspondence to the extent necessary and inform each other of any deficiencies or desired improvements.

2.2	The tasks and responsibilities of each Management Board member will be governed by a business delegation plan, to be prepared by them and unanimously agreed upon. This plan requires the consent of the Supervisory Board. The business delegation plan will also define the representation of any Management Board member who is indisposed.

3	Business management

3.1	Each Management Board member, subject to the limitations by law, articles of association, rules of procedure or employment contract, is solely entitled and obliged to manage the business within his/her area of responsibility.

3.2	If the intended business management will affect other, or all, Management Board members, these persons must be involved in preparing for and making decisions. If no agreement is reached by the Management Board members involved, the entire Management Board will decide by way of resolution.

3.3	A resolution from the entire Management Board is required for the following legal transactions and activities:

3.3.1	Processes for which the law or the articles of association require a decision from the Management Board, in particular:

-	The preparation of the annual financial statements and the management report, plus any consolidated financial statements or group management report,

-	The notice of annual shareholders' meeting and the proposed resolutions for the annual shareholders' meeting,

-	The request to bring about a resolution at the annual shareholders' meeting under Section 119 (2) AktG (Stock Corporation Act),

-	The submission of a Declaration of Compliance with the Corporate Governance Code under Section 161 AktG;

3.3.2	Measures that can be taken only upon agreement of the Supervisory Board;

3.3.3	Processes that affect the work of all Management Board members;

3.3.4	Other processes that a Management Board member feels are relevant in general;

3.3.5	Reports to the Supervisory Board under Section 90 AktG;

3.3.6	Processes that can be resolved only upon unanimous agreement of the Management Board members.

3.4	Decisions under Section 3.2 or Section 3.3 can be made by a member of the Management Board in his/her own division without the prior consent of the other affected Management Board members, or without the prior consent of the entire Management Board, if and to the extent that this is necessary under his/her required discretion to avoid immediate, potentially severe disadvantages to the company, the group, or the relevant division. If a Management Board member makes a decision under Sentence 1, he or she must inform the Management Board immediately, c/o the chairman.

4	Chairman of the Management Board

4.1	The chairman of the Management Board is in charge of coordination of all the Management Board activities, in particular the organization and management of Management Board meetings. He or she is also in charge of monitoring each business unit within the Management Board. He or she must particularly ensure that management of the business units is uniformly aligned to the goals and plans set forth in the Management Board's resolutions. The members of the Management Board will report regularly to the chairman about all material matters, particularly the state of business, within their business areas. The chairman can request information from the Management Board members at any time about individual matters from their business areas and can ask to be informed in advance about certain types of business.

4.2	The chairman of the Management Board represents the company to the public, in particular to the media, official agencies, associations and business organizations unless another Management Board member is charged with this.

5	Meetings, resolutions

5.1	Resolutions of the Management Board are adopted in meetings. Meetings of the Management Board should be held at least once a month. Every Management Board member can request a notice of special meeting, or an addition to the agenda of a meeting, if he/she gives a reason.

5.2	The chairman of the Management Board sends notices of Management Board meetings along with the agenda. The chairman of the Management Board leads the meetings. He/she determines the order in which the agenda items are handled and the method of voting. The chairman of the Management Board can order that persons who do not belong to the Management Board be consulted for some items on the agenda. If the chairman of the Management Board is indisposed, the other Management Board members will elect a representative who handles the tasks of the chairman.

5.3	The agenda items will be handled based on written documents where possible; these documents will be provided to the Management Board members in good time before the respective meeting.

5.4	The Management Board is quorate if all members were invited and at least half of the members participate in voting on the resolution; abstentions are considered participation. Absent Management Board members can vote in advance or subsequently by a deadline to be set by the chairman; this can be done in writing, by fax, verbally, by phone, or using electronic methods of communication (e.g. e-mail). If the Management Board has two members, it is quorate only if both members participate in voting on the resolution. If a member is absent, matters from his or her division can be negotiated and resolved only with his or her consent, unless the matter is urgent.

5.5	Resolutions of the Management Board require a simple majority unless another majority is stipulated by law, the articles of association, or rules of procedure. If the Management Board has more than two members, and the vote is tied, the chairman shall cast the deciding vote.

5.6	By order of the chairman of the Management Board, resolutions can also be voted on outside meetings by way of written, fax, or electronic means (e.g. e-mail) if no Management Board member objects to this procedure.

5.7	Minutes must be kept of the Management Board meetings. These must include the location and date of the meeting, the participants, the agenda, and the wording of the resolutions. The chairman of the Management Board or - if he/she is indisposed - the meeting chair will appoint the secretary of the meeting. The minutes will be signed by the chairman of the Management Board or - if he or she is indisposed - the respective meeting chair, and a copy will be sent to all Management Board members and the chairman of the Supervisory Board. The minutes will be considered approved if no Management Board member objects in the next meeting held after the minutes were received. Management Board resolutions adopted outside meetings will be recorded in minutes by the chairman of the Management Board. A copy of these minutes must be sent immediately to the other Management Board members and the chairman of the Supervisory Board.

5.8	The implementation of resolutions is handled by the responsible Management Board member under the business delegation plan, or by the chairman of the Management Board.

6	Transactions requiring consent I conflicts of interest

6.1	Without prejudice to the rights of the Supervisory Board otherwise reserved by law, articles of association, or rules of procedure, the Management Board requires prior consent of the Supervisory Board for the following legal transactions and activities:

6.1.1	Approval or major changes to the annual budget, and definition of the principles of business policy, including the strategic corporate planning along with financial and investment planning,

6.1.2	Conclusion, major changes or termination of lease or rental agreements (except for real estate), which, during their term, have total expenses in excess of EUR 250,000 or a term of more than five years,

6.1.3	Conclusion, major changes or termination of loan agreements in excess of

EUR 250,000 in a single case or with a term of more than five years, if this deviates from the approved budget,

6.1.4	Assumption of guarantees, exemptions, co-liability suretyships , or other security for third parties outside normal business operations, if a liability amount of EUR 50,000 is exceeded in a single case,

6.1.5	Investments and disinvestments in property, plant and equipment and in intangible assets, especially patents and licenses, with a transaction volume in excess of EUR 500,000 in a single case,

6.1.6	Forward transactions for currencies, securities and goods or rights traded on the stock exchange, if they are not part of normal business operations,

6.1.7	Purchase and sale of property or property-equivalent rights, and conclusion of rental agreements for property with an annual rent in excess of EUR 250,000, Purchase and sale of shareholdings in companies if the stake accounts for 10% or more of the company's capital, or the purchase or sale price exceeds EUR 500,000,

6.1.8	Incorporation or disposal of subsidiaries or international branches ,

6.1.9	Acceptance of side employment by Management Board employees, in particular Supervisory Board mandates outside the group,

6.1.10	Conclusion or major changes to employment agreements with executive body members in subsidiaries, employees or agents, if the gross annual compensation exceeds or would exceed EUR 150,000, and the confirmation of benefits for such persons,

6.1.11	Appointment of general representatives and persons with Prokura (power of attorney)

6.1.12	Transactions that would exceed the company's normal business operations and/or decisions that affect the existence of the company

6.1.13	Transactions outside the ordinary course of business, which are not included in the approved budget and exceed EUR 350,000

and

6.1.14	Any transaction or contract with affiliated parties as defined in sec. 15 of the German Fiscal Code (Abgabenordnung), other than inter-company transactions or contracts

6.2	The Management Board also requires prior consent from the Supervisory Board or responsible committee if it cooperates in the business or activities of affiliated companies as defined under Section 6.1 by way of instruction, consent, voting, or other means.

6.3	The Management Board is entitled to conduct business as defined under this Section 6 without the prior consent of the Supervisory Board if failing to conduct said business would result in damage or disadvantages to the company and the consent of the Supervisory Board could not be obtained in time. In these cases, the Supervisory Board must be notified immediately about the aforementioned business and asked for retroactive consent.

6.4	The Supervisory Board is entitled by way of resolution to define other types of business that require its prior consent.

6.5	All Management Board members must immediately disclose conflicts of interest to the Supervisory Board and inform the other Management Board members that there is a conflict of interest (and what the subject matter is) and that the conflict of interest has been disclosed to the Supervisory Board. All transactions conducted between the company or another company that is dependent on this company, on the one hand, and the Management Board members and closely associated persons, on the other hand, must comply with the standard for transactions with external parties. Transactions with Management Board members and persons closely associated with them require - if the cooperation of the Supervisory Board is not already required under Section 112 AktG - consent of the Supervisory Board if the value of the transaction in a single case, or the value of all transactions in a calendar year, exceeds an amount of €5,000. Transactions of each Management Board member and his/her closely associated persons will be added up. Persons "closely associated with" the Management Board member are defined by Section 138 lnsO[1].

1 §138 lnsO (Insolvency Statute)

(date: last amended by Art. 3 G dated December 9, 2010 11885)

(1)	If the debtor is a natural person, closely associated persons are:
1.	The debtor's spouse, even if the marriage was contracted only after the transaction or was dissolved during the last year prior to the transaction;
1a.	The debtor's civil partner, even if the civil partnership was contracted only after the transaction or was dissolved during the last year prior to the transaction;
2.	The relatives of the debtor or of the spouse designated in no. 1, or the civil partner designated in no. 1a, the debtor's full and half siblings, or the spouse designated in no. 1, or the civil partner designated in no. 1a, and the spouses of such persons;

7	Information to the Supervisory Board and the Audit Committee

7.1	The Management Board must report regularly to the Supervisory Board about the state of the business, particularly revenues and earnings of the company. The Management Board must give a target vs. actual comparison, including the prior year's figures, and show deviations from the prior period and the budget.

7.2	The Management Board must inform the Supervisory Board as soon as possible about transactions that could be very significant for the profitability or liquidity of the company, so that the Supervisory Board has time to respond to this before the transaction is performed. The same applies to other special events and risks.

7.3	At least once a year - unless there are changes to the business situation or new questions require ad hoc reports - the Management Board must report to the Supervisory Board about the intended business policy or other general questions about future business development; it must include deviations between actual developments and previously reported goals, along with the reasons. Additionally, the Management Board must report to the Supervisory Board in a meeting or in written form about situations with a significant public impact.

7.4	Reports by the Management Board must include subsidiaries and joint ventures. The reports are, as a rule, to be submitted in writing.

7.5	The chairman of the Supervisory Board must be immediately informed about all other significant events, particularly important situations that are relevant to evaluating the status and development of the company and managing the company. "Significant events" can also include a business transaction with an affiliated company that the Management Board learns of and that can have a major influence on the company's situation.

7.6	The management board shall provide regular reports to the audit committee regarding the acceptance and handling of complaints. The management submits to the chairman of the audit committee without undue delay any received complaints concerning (i) accounting, (ii) internal audit procedures regarding accounting, (iii) auditing of financial statements and (iv) other matters relating to the financial statements. 7.4 applies mutatis mutandis. The management board ensures in the code of conduct, that employees may communicate confidential and anonymous information on matters of concern relating to accounting, financial statements and auditing directly to the chairman of the audit committee

3.	Persons living in the debtor's household or having lived in the debtor's household during the last year prior to the transaction, as well as persons who can provide information on the debtor's financial circumstances on the grounds of a relationship based on a contract of employment or service with the debtor;
4.	A legal person or a company without legal personality if the debtor or one of the persons referred to in nos. 1 to 3 is a member of the body representing or supervising the debtor, a general partner or persons holding more than one quarter of the debtor's capital, or is able, on the basis of a comparable relationship under company law or a contract of employment or service, of providing information regarding the debtor's financial circumstances.
(2)	If the debtor is a natural person, or a company without a legal personality, closely associated persons are:
1.	The members of the body representing or supervising the debtor, as well as his general partners and persons holding more than one quarter of the debtor's capital;
2.	A person or a company having on the basis of a comparable association with the debtor under company law or under a service contract the opportunity to become aware of the debtor's financial circumstances;
3.	A person having a personal relationship detailed at subsection (1) with a person named in no. 1 or 2; this shall not apply if the persons named in no. 1 or 2 are legally bound to secrecy regarding the debtor's affairs.